AMENDMENT NO. 4
REVOLVING CREDIT AGREEMENT
BETWEEN
MIDAS SERIES TRUST
AND
THE HUNTINGTON NATIONAL BANK
DATED AS OF JUNE 15, 2022

AMENDMENT NO. 4
TO
REVOLVING CREDIT AGREEMENT
This AMENDMENT TO THE REVOLVING CREDIT AGREEMENT (“Amendment”) is entered into as of June 15, 2022, by and between MIDAS SERIES TRUST, a Delaware statutory trust (the “Borrower”), executing this Agreement on behalf of itself, and, if applicable, on behalf and for the benefit of those investment series set forth on Exhibit 1.1 (the “Fund(s)” and each, a “Fund”) and THE HUNTINGTON NATIONAL BANK, a national banking association (the “Bank”).
WHEREAS, the Borrower is an open-end registered investment company under the Investment Company Act of 1940, as amended, and the Funds are investment series of the Borrower;
WHEREAS, the Borrower and Bank have previously entered into a Revolving Credit Agreement dated as of June 18, 2018, (as said Revolving Credit Agreement may be amended, restated or otherwise modified from time to time, the “Agreement”) pursuant to which the Bank makes Loans to the Borrower, for the benefit of the Funds, and makes available a credit facility for the purposes and on the terms and conditions set forth in the Agreement;
WHEREAS, the Borrower wishes to renew the Agreement for an additional 364 days and make other revisions under the Agreement; and
WHEREAS, the Borrower wishes to decrease the amount available to a Fund (Midas Fund) under the credit facility.
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties to this Amendment agree as follows:
Section 1 Amendments
(a) Effective as of the date of this Amendment, the following definitions are deleted in their entirety:
"Business Day" shall mean any day other than a Saturday, a Sunday, or other day on which Bank is authorized or required to be closed; and if the applicable Business Day relates to any Loan accruing interest based on the LIBO Rate, such day must also be a day for trading by and between banks in US dollar deposits in the London interbank market.
“LIBO Rate” shall mean the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars in the London interbank market for the related LIBO Rate Interest Period, as determined by Bank in its discretion based upon reference to information which appears on page LIBOR01, captioned ICE Benchmark Administration Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Bank, such other reasonably comparable money rate service as Bank may select) or upon information obtained from any other reasonable procedure, as of two Business Days prior to the first day of a LIBO Rate Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of each LIBO Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by Bank. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically, without notice to the Borrower, on the first day of each LIBO Rate Interest Period. The interest rate change will not occur more often than monthly.  Notwithstanding the foregoing, if the LIBO Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement.
Exhibit 1.3 of this Agreement expresses an initial interest rate and an initial index value to five places to the right of the decimal point.  This expression is done solely for convenience.  The reference sources for the index used by Bank, as stated in this Agreement, may actually quote the index on any given day to as many as 5 places to the right of the decimal point.  Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Agreement will be to 5 places to the right of the decimal point.
“LIBO Rate Interest Period” shall mean one (1) month(s), provided that: (1) if any LIBO Rate Interest Period would otherwise expire on a day which is not a Business Day, the LIBO Rate Interest Period shall be extended to the next succeeding Business Day (provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the LIBO Rate Interest Period shall expire on the immediately preceding Business Day).
"Subsidiary" means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation or other entity, are owned, directly or indirectly, by the Borrower.
(b) Effective as of the date of this Amendment, the following definitions are added to Section 1.1 and made part of the Agreement:
“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a replacement of the Benchmark has occurred pursuant to Section 2.11, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Bank.:
(a)  Replacement SOFR; or
(b) the sum of: (i) the alternate benchmark rate and (ii) the adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Bank as the replacement for such Benchmark giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining an alternate benchmark rate or adjustment (or method for calculating or determining such adjustment) for the replacement of the then-current Benchmark for Dollar-denominated credit facilities.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Transition Event” means (a) the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (i) such administrator has ceased or will cease on a specified date to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (ii) such Benchmark is not, or as of a specified future date will not be, representative or (b) the Bank determines that any law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank to make, maintain or fund Loans whose interest is determined by reference to the then-current Benchmark or to determine or charge interest rates based upon the then-current Benchmark.
"Business Day" shall mean any day other than a Saturday, a Sunday, or other day on which Bank is authorized or required to be closed.
“Change in Law” means the occurrence, after the date of this Agreement and any amendments thereto, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or other notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate and to permit the administration thereof by the Bank in such manner as the Bank shall reasonably select.  The Bank will promptly notify the Borrower of any Conforming Changes.
“Floor” has the meaning set forth on Exhibit 1.3.
“Interest Period” means a period of one (1) month; provided, that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day.  The initial Interest Period shall commence on the Closing Date.
“Prime Rate” means the rate of interest publicly announced from time to time by the Bank as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Bank.  Any change in the Prime Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  Notwithstanding the foregoing, if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement SOFR” means SOFR, with the accrual methodology and other conventions for such rate being established by the Bank in its reasonable discretion; provided, further, that if Replacement SOFR shall be less than the Floor, then Replacement SOFR shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined (including pursuant to the foregoing proviso) shall be less than the Floor, then Term SOFR shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
(c) Effective as of the date of this Amendment, the following new Section 1.6 is made part of the Agreement:
1.6 Rates.  The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, calculation  or selection of, or any other matter related to, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark (or any component definition thereof or rates referenced in the definition thereof) pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.
(d) Effective as of the date of this Amendment, Section 2.3(c) of the Agreement is deleted in its entirety and replaced with the following:
(c) Voluntary Prepayments.  The Borrower may prepay a Loan and accrued interest in whole or in part without premium or penalty at any time prior to the Maturity Date; provided, however, that each prepayment shall be in an amount equal to, or greater than, $1,000.00 or, the entire outstanding principal balance of such Loan if the outstanding principal balance of the Loan is less than $1,000.00 and shall be made with interest accrued thereon.  If not sooner paid, the outstanding principal balance of the Revolving Loan shall be due and payable in full on the Maturity Date.
(e) Effective as of the date of this Amendment, Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:
2.4 Payment of Interest.
(a)
Calculation and Payment of Interest.  Interest will accrue on the balance owing under each outstanding Loan until repaid in full at a variable Interest Rate per annum, as specified on Exhibit 1.3 and which shall change in the manner provided in this Agreement.  Interest on the unpaid principal balance of each outstanding Loan is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Any reference in this Agreement to a "per annum" rate shall be based on a year of 360 days.  Interest due on an outstanding Loan shall be payable monthly in arrears on the last day of each consecutive calendar month for the month just ended, with the first such payment due on the First Payment Date, as specified on Exhibit 1.3.  Those amounts, if not timely paid, shall thereupon constitute Obligations hereunder and shall thereafter accrue interest as provided in this Agreement.

(b)
Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Bank may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Bank will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) Effective as of the date of this Amendment, Section 2.9 of the Agreement is deleted in its entirety and replaced with the following:
2.9 Increased Costs.
(a)
Increased Costs Generally.  If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank or (ii) impose on the Bank any other condition, cost or expense affecting this Agreement or Loans made or maintained by the Bank, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.  The obligations of the Borrower under this Section 2.9(a) shall survive the termination of this Agreement.

(b)
Capital Requirements.  If the Bank determines that any Change in Law affecting the Bank or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Facility or the Loans made by the Bank, to a level below that which the Bank or its holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.  The obligations of the Borrower under this Section 2.9(b) shall survive the termination of this Agreement.

(c)
Certificates for Reimbursement; Delay in Requests.  A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company as specified in the foregoing paragraph (a) or (b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.  Failure or delay on the part of the Bank to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(g) Effective as of the date of this Amendment, Section 2.11 is deleted in its entirety and replaced with the following:
2.11 Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document:
(a)
Benchmark Transition Event.  Following the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document on such date as may be determined by the Bank, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document or further action or consent of the Borrower.

(b)
Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)
Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto.

(h) Effective as of the date of this Amendment, the following new Section 2.12 is made part of the Agreement:
2.12 Inability to Determine Rates.  Subject to Section 2.11, if the Bank shall determine that (a) Term SOFR for any Interest Period cannot be determined pursuant to the definition thereof (including because the Term SOFR Reference Rate is not available or published on a current basis) or (b) for any reason Term SOFR for any Interest Period does not adequately and fairly reflect the cost to the Bank of making or maintaining the Loans during such Interest Period, then the Bank shall promptly give notice thereof to the Borrower.  In any such event, the accrual of interest based upon Term SOFR shall be suspended until the Bank shall notify Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue hereunder at a rate per annum equal to Replacement SOFR plus an applicable margin or, if the Bank shall determine that SOFR is subject to any of the circumstances set forth in the foregoing clause (a) or (b) or otherwise cannot be ascertained, a comparable Prime Rate plus applicable margin.
(i) Effective as of the date of this Amendment, the following new Section 2.13 is made part of this Agreement:
1.1	2.13 Payment Dates and Late Charge.
(a)
If any payment to be made by the Borrower shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.

(b)
If any payment of interest or principal due hereunder is not made within 20 days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to Bank a "late charge" of three percent (3%) of such payment to defray part of the cost of collection and handling such late payment, provided that no late charge shall apply to the final payment of principal of the Loan due on the Maturity Date.  Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of three cents for each one dollar overdue is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(j) Effective as of the date of this Amendment, the following new Section 2.14 is made part of the Agreement:
(c)
2.14 Compensation for Losses.  Upon demand of the Bank from time to time, the Borrower shall promptly compensate the Bank for and hold the Bank harmless from any loss, cost or expense incurred by it as a result of (a) any payment or prepayment of any Loan accruing interest at Term SOFR on a day other than the last day of an Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by the Borrower (for a reason other than the failure of the Bank to make a Loan) to prepay or borrow any Loan accruing interest at Term SOFR on the date or in the amount notified by the Borrower, including any loss or expense arising from the liquidation or reemployment of funds.  The obligations of the Borrower under this Section 2.14 shall survive the termination of this Agreement.

(k) Effective as of the date of this Amendment, the following definition in Appendix A is deleted in its entirety and replaced with the following:
"Business Day" shall mean any day other than a Saturday, a Sunday, or other day on which Bank is authorized or required to be closed.
(l) Effective as of the date of this Amendment, the following Exhibits, Schedules and Annexes relating to the Agreement, each of which is attached hereto, are made part of the Agreement, and replace those currently in effect:
Exhibit 1.1 - Participating Funds
Exhibit 1.3 - Specific Terms
Exhibit 2.2 – Promissory Note
Exhibit 3.1 - Certificate of Borrower
Section 2 Tax Matters.
(a) The parties hereto hereby acknowledge and agree that they have entered into this Amendment on an arms-length basis, after bona fide negotiations with respect to the terms hereof, and in connection therewith mutually agree that the fair market value of the Agreement immediately before the modification set forth in Section 1(a) of this Amendment (the “Fallback Amendment”) is substantially equivalent to the fair market value thereof immediately after the modification set forth in the Fallback Amendment.
Section 3. Miscellaneous.
(a) This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
(b) Each reference to the “Agreement” in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by all parties hereto.
(c) All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
(d) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
(e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
IN WITNESS WHEREOF, the Borrower and the Bank have executed this Amendment by their duly authorized officers as of the date first above written.

MIDAS SERIES TRUST on behalf and for the benefit of those Funds listed on Exhibit 1.1 of the Agreement

By: /s/ Russell Kamerman

Name:  Russell Kamerman

Title:  General Counsel

THE HUNTINGTON NATIONAL BANK

By: /s/ Andrew M. Cardimen

Name:  Andrew M. Cardimen

Title: Senior Vice President

EXHIBIT 1.1
TO REVOLVING CREDIT AGREEMENT
BETWEEN
MIDAS SERIES TRUST
AND
THE HUNTINGTON NATIONAL BANK

Date: June 18, 2018, as amended June 15, 2022

PARTICIPATING FUNDS

Fund	Date Added
Midas Fund	June 18, 2018
Midas Magic	June 18, 2018

EXHIBIT 1.3
TO REVOLVING CREDIT AGREEMENT
BETWEEN
MIDAS SERIES TRUST
AND
THE HUNTINGTON NATIONAL BANK
Fund:	Midas Fund
Midas Magic

Date: June 18, 2018, as amended June 15, 2022

SPECIFIC TERMS
Capitalized terms not otherwise defined in this Exhibit have the meanings specified in the Agreement.  In the event of any inconsistency between this Exhibit and the Agreement, this Exhibit will control.

Section 1     Definitions

Annual Fee means an aggregate per annum fee, assessed each Fund on whose behalf a Loan is made on a pro rata basis, equal to ⅛ of one percent (1.00%) of (a) $4,000,000, or such pro-rated fee as appropriate, with respect to Midas Fund (i) if the Loan matures in less than 364 days following the date of the execution of a Note, subject to a maximum fee of $5,000 or (ii) due to an amendment to this Agreement to increase the Loan Amount, and (b) $5,000,000, or such pro-rated fee as appropriate, with respect to Midas Magic (i) if the Loan matures in less than 364 days following the date of the execution of a Note, subject to a maximum fee of $6,250 or (ii) due to an amendment to this Agreement to increase the Loan Amount.
Floor means a rate of interest equal to 0.250%.

Interest Rate means the interest rate per annum to be applied to the principal balance outstanding, from time to time, equal to the Term Secured Overnight Financing Rate (Term SOFR) plus one hundred and twenty-eight (128) basis points (one hundred (100) and twenty-eight (28) basis points being equal to 1.28% per annum).
Investment Adviser means Midas Management Corporation.
Loan Amount means $9,000,000.
Maturity Date means June 14, 2023.
Maximum Amount means, for (a) Midas Fund, the lesser of: (i) $4,000,000 or (ii) 30% of Midas Fund’s daily market value, which market value may be decreased by the exclusion of certain Fund assets or asset classes, as the Bank may decide from time to time in its sole discretion (“Exclusions”); and (b) Midas Magic, the lesser of: (i) $5,000,000 or (ii) 30% of Midas Magic’s daily market value, which market value may be decreased by Exclusions.
Section 2.4     Payment of Interest
First Payment Date means the thirtieth (30th) day of the first month immediately following the date of the execution of a Note.
Section 2.6     Unused Fee
Unused Fee.  From the date of this Agreement to the payment in full in cash of all indebtedness under this Agreement, Borrower shall pay to Bank an Unused Fee quarterly commencing on June 30, 2022, and on the last day of each quarter thereafter. The Unused Fee payable to Bank shall be mean a fee equal to 1/8% of one percent (12.5 basis points) of the daily excess of the Loan. The Unused Fee shall be computed in the same manner as in Section 2.4 (Payment of Interest). Whenever any payment of the Unused Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day.  It is expressly understood that the Unused Fee herein described shall not be refundable under any circumstances.

 EXHIBIT 2.2
TO REVOLVING CREDIT AGREEMENT
BETWEEN
MIDAS SERIES TRUST
AND
THE HUNTINGTON NATIONAL BANK
PROMISSORY NOTE
MIDAS SERIES TRUST, on behalf and for the benefit
of its Participating Funds
$4,000,000 for Midas Fund	Indianapolis, IN
$5,000,000 for Midas Magic	June 15, 2022
MIDAS SERIES TRUST, a Delaware statutory trust (the “Borrower”), on behalf and for the benefit of those investment series set forth on Schedule 1, for value received, hereby promises to pay to the order of THE HUNTINGTON NATIONAL BANK (the “Bank”) at its offices, 45 North Pennsylvania Street, INHP22, Indianapolis, Indiana 46204, in lawful money of the United States of America and in immediately available funds, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000) with respect to Midas Fund and FIVE MILLION AND NO/100 DOLLARS ($5,000,000) with respect to Midas Magic, or the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower, whichever is less, pursuant to the terms of the Revolving Credit Agreement of even date herewith by and between the Borrower and the Bank (as the same may be amended, restated or otherwise modified from time to time the “Agreement”).  Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.
The Borrower covenants that the funds borrowed by it from the Bank as evidenced by this Note shall be used solely for the benefit of the Borrower.
The principal balance hereof outstanding from time to time shall bear interest at the Interest Rate in effect from time to time.  Interest on each Loan will accrue daily, will be calculated based on a 360‑day year and charged for the actual number of days the principal balance is outstanding.  All outstanding principal and interest shall be payable in accordance with the terms of the Agreement.  Upon and during the continuance of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), at a rate per annum equal to three percent (3%) above the Interest Rate, until paid, and whether before or after the entry of judgment hereon.
The principal amount of each Loan made by the Bank and the amount of each payment or prepayment made by the Borrower shall be recorded by the Bank on the schedules attached hereto or in the regularly maintained data processing records of the Bank.  The aggregate unpaid principal amount of all Loans set forth in such schedules or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note.  However, failure by the Bank to make any such entry shall not limit or otherwise affect the Borrower’s obligations under this Note or the Agreement.
This Note is the Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms of the Agreement.  This Note and the obligations evidenced hereby are secured by the Collateral described in the Pledge Agreement and are entitled to the benefits of the Pledge Agreement.  The principal of this Note is payable and/or prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement.  Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.
In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that a court determines that the Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of the Borrower, and shall automatically be applied to reduce the amounts due to the Bank from the Borrower under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate.  If there are no such amounts outstanding, the Bank shall refund to the Borrower such excess.
The Borrower and all endorsers, sureties, guarantors and other Persons liable on this Note, if any, hereby waive notice of non-payment, demand, presentment or protest in connection with the delivery, performance and enforcement of this Note; consent to one or more renewals or extensions of this Note; and generally waive any and all suretyship defenses and defenses in the nature thereof.
This Note may not be changed orally, but only by an instrument in writing.
This Note is being delivered in, is intended to be performed in, shall be construed and enforced in accordance with, and be governed by the laws of, the State of Ohio without regard to principles of conflict of laws.  The Borrower agrees that the State and federal courts in Franklin County, Ohio or any other court in which the Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to the Borrower at its address described in the Notices section of the Agreement.
BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BANK OR BORROWER AGAINST THE OTHER ARISING OUT OF THIS NOTE.
Borrower authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States of America after the loan evidenced by this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against the Borrower in favor of the Bank for the amount then appearing due on this Note, together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution.  The Borrower waives any conflict of interest that an attorney hired by the Bank may have in acting on the Borrower’s behalf in confessing judgment against the Borrower while such attorney is retained by the Bank.  The Borrower expressly consents to such attorney acting for Borrower in confessing judgment and to such attorney’s fee being paid by the Bank or deducted from the proceeds of collection of this Note or Collateral security therefor.
WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MIDAS SERIES TRUST, on behalf and for the benefit of those Funds listed on Schedule 1
By: EXHIBIT – DO NOT SIGN
Name: ______________________________
Title: _______________________________

EXHIBIT 3.1
TO REVOLVING CREDIT AGREEMENT
BETWEEN
MIDAS SERIES TRUST
AND
THE HUNTINGTON NATIONAL BANK
FORM OF CERTIFICATE OF BORROWER
MIDAS SERIES TRUST
CERTIFICATE OF BORROWER
Re: Midas Series Trust $9,000,000 Financing, consisting of $4,000,000 for Midas Fund and $5,000,000 for Midas Magic
From The Huntington National Bank

The undersigned does hereby certify that he is the duly elected, qualified and acting President of MIDAS SERIES TRUST, a Delaware statutory trust (the “Borrower”), and the undersigned does hereby further certify as follows:
1.	Attached hereto, marked Attachment A, is a true and correct copy of the current Declaration of Trust, as in effect on the date hereof certified by the Secretary of the State of Delaware.
2.	Attached hereto, marked Attachment B, is a true and correct copy of the Bylaws of the Borrower, as in effect on the date hereof.
3.
The following persons are the duly elected officers of the Borrower, holding the office set forth opposite their respective names.  Each officer who has executed or will execute any documents in connection with this loan transaction has set forth his or her true and customary signature opposite his name:

Name	Title	Signature
Russell L. Kamerman, Esq.	Secretary, General Counsel, and Chief Compliance Officer	EXHIBIT – DO NOT SIGN
Heidi Keating	Vice President	EXHIBIT – DO NOT SIGN
Donald Klimoski II, Esq.	Assistant Secretary, Assistant General Counsel, and Assistant Chief Compliance Officer	EXHIBIT – DO NOT SIGN
Thomas O’Malley	Treasurer, Chief Financial Officer and Chief Accounting Officer	EXHIBIT – DO NOT SIGN
Mark C. Winmill	Vice President	EXHIBIT – DO NOT SIGN
Thomas B. Winmill, Esq.	Chairman, President, Chief Executive Officer, and Chief Legal Officer	EXHIBIT – DO NOT SIGN
4.
Each officer whose personal signature appears above has been duly authorized by resolution of the board of trustees of the Borrower to execute any and all instruments or documents which he may deem necessary or appropriate in connection with this loan transaction.

5.	Attached hereto, marked Attachment C, is a copy of the resolution authorizing the execution and delivery of any documents in connection with this loan transaction.
6.
The Borrower is in good standing in the state of its formation.  Attached hereto, marked Attachment D, is a certificate of good standing issued within the past thirty (30) days by the Secretary of State of Delaware.

7.
Attached hereto, marked Attachment E, is a certificate executed in the name of the Borrower by an officer of the Borrower certifying that the representations and warranties contained in Section 3 of the Revolving Credit Agreement are true and correct in all material respects as of the date hereof and shall remain true and correct for as long as the Revolving Credit Agreement remains in effect.

IN WITNESS WHEREOF, the undersigned hereby certifies the above to be true and has executed this certificate this 15th day of June, 2022.
EXHIBIT – DO NOT SIGN
Thomas B. Winmill, President
The undersigned does hereby certify that he is the Secretary of the Borrower and does further certify that the signatory above is the President of the Borrower, and that his signature set forth above is his true and customary signature.
EXHIBIT – DO NOT SIGN
Russell Kamerman, Secretary
4877-9260-1378.2